NETWORK EQUIPMENT TECHNOLOGIES, INC.

                     Wholly-Owned Subsidiaries of Registrant
                               as of June 29, 2000

N.E.T. APLA, Inc.                      (State of Incorporation: Delaware)
N.E.T. China, Inc.                     (State of Incorporation: Delaware)
N.E.T. Credit Corporation              (State of Incorporation: California)
N.E.T. Europe Ltd.                     (Incorporated Under the Laws of England)
N.E.T. Europe S.A.                     (Incorporated Under the Laws of France)
N.E.T. Federal, Inc.                   (State of Incorporation: Delaware)
N.E.T. International, Inc              (Incorporated Under the Laws of Barbados)
N.E.T. Japan, Inc                      (State of Incorporation: Delaware)
Network Equipment Technologies
 Europe GmbH                           (Incorporated Under the Laws of Germany)
FlowWise Networks, Inc.                (State of Incorporation: California)


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